EXHIBIT 2B-2

                                    BCE INC.
                                  Bureau 3700
                       1000, rue de la Gauchetiere Ouest
                                Montreal, Quebec
                                    H3B 4Y7

                                                        February 15, 2000

                                 TELEGLOBE INC.

TO: THE PERSONS LISTED ON SCHEDULE A HERETO

Dear Sirs/Mesdames:

     This letter sets out the terms and conditions upon which BCE Inc. ("BCE" or the "Offeror") has agreed to make a public offer as described below to acquire all the common shares in the capital of Teleglobe Inc. (the "Company") not already owned by it or its affiliates (the "Common Shares").

     This letter also sets out the terms and conditions of the agreements of each member of the Sirois Group (as such term is defined in Schedule A) (collectively, the "Sellers") (i) to support the Offer as described below, (ii) to exercise all options (collectively, "Options") which such Seller may have to acquire Common Shares and which are listed on Schedule A beside such Seller's name and that are vested and in-the-money at the Expiry Time (as defined herein) ("In-the-Money Options"), (iii) to deposit under the Offer or cause to be deposited under the Offer all the Common Shares listed on Schedule A beside such Seller's name and all Common Shares issuable on the exercise of all In-the-Money Options, and (iv) to surrender all Options that are not In-the-Money Options in exchange for options to purchase BCE Shares which vest on the same terms as the surrendered options and with the number of BCE Shares into which such options are exercisable being based on the Share Exchange Ratio. The Common Shares listed on Schedule A and the Common Shares issuable pursuant to In-the-Money Options listed on Schedule A are hereinafter collectively referred to as the "Subject Shares". The Sirois Group acknowledges that the Offeror has also entered into a similar agreement with Kenny A. Troutt and related parties (the "Troutt Group") and other agreements with the Troutt Group concerning matters related to the acquisition by the Company of Excel Communications in November 1998, copies of which have been provided to Charles Sirois on behalf of the Sirois Group.

     BCE has also entered into a support agreement (the "Support Agreement") with the Company which, among other things, sets forth the terms and conditions upon which the Company has agreed to support the Offer. A copy of the Support Agreement has been provided to Charles Sirois on behalf of the Sirois Group.


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1.   Offer for Securities of the Company

     (a) The Offeror agrees to make, subject to the terms and conditions hereof, a public offer for all of the outstanding Common Shares (the "Offer"). The Offer will be made to the holders of all the issued and outstanding Common Shares on the basis of (the "Consideration"), for each Common Share, that portion (the "Share Exchange Ratio") of a common share in the capital of BCE (a "BCE Share") determined as follows:

     (i) in the event the closing of the Nortel Transaction (as hereinafter defined) occurs prior to the First Take-Up Date (as hereinafter defined), the ratio (expressed to three decimal places with amounts less than 0.0005 being rounded down and amounts equal to or greater than 0.0005 being rounded up, in each case to the nearest one-thousandth of a BCE Share) obtained by dividing (A) Cdn.$48.41 by
          (B) the weighted average trading price of the BCE Shares on The Toronto Stock Exchange (the "TSE") for the ten trading days ending on the fifth business day immediately preceding the day on which BCE first takes up Common Shares under the Offer (the "First Take-Up Date"), such weighted average trading price being referred to as the "BCE Weighted Average Trading Price"; and

    (ii) in the event the closing of the Nortel Transaction (as hereinafter defined) has not been completed or is terminated prior to the First Take-Up Date, 0.30 of a BCE Share per Common Share.

     (b) The Share Exchange Ratio specified in paragraph (a)(i) above shall be subject to a minimum of 0.85 of a BCE Share per Common Share and a maximum of
0.97 of a BCE Share per Common Share. The Offer shall be subject only to the conditions set forth on Schedule B hereto.

     (c) The Offer will be made in accordance with applicable securities legislation in Canada, the United States and other jurisdictions where registered shareholders ("Shareholders") of the Company are located and shall be open for acceptance until a time that is not earlier than 12:01 a.m. (local time) on the 21st business day after the day (the "Mailing Date") that the Offer is mailed to Shareholders or such later time and date as may be required by applicable law, subject to the right of the Offeror in its sole discretion to extend the period during which Common Shares may be deposited under the Offer (the time at which the Offer, as it may be extended, expires being referred to as the "Expiry Time"). Subject to subsection 7(b), the Offeror shall take up and pay for the Subject Shares within 120 days of the Mailing Date.

     (d) BCE will announce (the "Public Announcement") its intention to acquire the Common Shares promptly following approval of this agreement by its Board of Directors and approval of the Support Agreement by its Board of Directors and the Company's Board of Directors, and will mail the

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                                     - 3 -

Offer and accompanying take-over bid circular as soon as reasonably practicable following the distribution to BCE's shareholders of most of its interest in Nortel Networks Corporation, as announced on January 26, 2000 (the "Nortel Transaction") but, in any event, by 5:00 p.m. (Montreal time) on July 31, 2000, (such time on such date being referred to herein as the "Latest Mailing Time"); provided, however, that if the mailing of the Offer is delayed by (x) an injunction or order made by a court or regulatory authority of competent jurisdiction or (y) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to mail the Offer or to take-up and pay for any Common Shares tendered under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Latest Mailing Time shall be extended for a period ending on the earlier of November 30, 2000 and the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable. For greater certainty, subject to subsection 3(a), the mailing of the Offer is not conditional upon completion of the Nortel Transaction.

     (e) Each Seller acknowledges and agrees that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided, however, that the Offeror will not, without the prior consent of Charles Sirois on behalf of the Sirois Group, decrease the consideration per Common Share, change the form of consideration payable under the Offer (other than to add additional consideration), decrease the number of Common Shares sought under the Offer, impose additional conditions to the Offer, or otherwise vary the Offer in a manner which is adverse to the Shareholders, it being understood that any modification or variation which adversely affects the tax consequences which would apply to a Seller in respect of the Offer shall be deemed to adversely affect Shareholders.

     (f) If required by the Sellers or any of them, the Offer will provide that where a corporation ("Holdco"), incorporated under the laws of Canada on or after February 1, 2000 and having no assets other than Common Shares and no liabilities whatsoever, is the beneficial owner and holder of record of Common Shares, all the shareholders of Holdco (the "Holdco Shareholders") shall be entitled to jointly elect (the "Holdco Election") to accept the Offer by selling to the Offeror all of the outstanding shares (the "Holdco Shares") of Holdco for an aggregate consideration identical to that which Holdco would have been entitled to receive had such Common Shares been deposited under the Offer, provided that such Holdco Shareholders and such Holdco shall have notified the Offeror at least seven business days prior to the Expiry Time of the Holdco Shareholders' intention to tender in such fashion and each Holdco Shareholder and such Holdco shall have entered into a share purchase agreement (a "Holdco Agreement") with the Offeror at or prior to the Expiry Time containing such representations and warranties, terms and conditions and indemnities as the Offeror may reasonably request in connection therewith including, without limitation, the representations and warranties, terms and conditions and indemnities set out in Schedule C hereto, and containing the requirement for counsel to Holdco or the Holdco Shareholders to provide opinions to the Offeror in form satisfactory to the Offeror, acting reasonably, in connection with the closing of the purchase and sale of such Holdco Shares. In the event that any Seller elects to sell Subject Shares pursuant to the

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                                     - 4 -

Holdco Election, the definition of "Subject Shares" and "Seller" shall, unless the context otherwise requires, include Holdco Shares and the Holdco Shareholders, respectively.

     (g) Notwithstanding the provisions of the foregoing paragraph, in the event that the Offeror proposes an Alternative Transaction (as hereinafter defined) which would be more favourable to U.S. Shareholders of the Company from a tax perspective, the Holdco Election shall be available to the Sellers in connection with such Alternative Transaction only if the Offeror shall be satisfied that the Holdco Election will not adversely affect (i) the ability of the Offeror to proceed with such Alternative Transaction and (ii) the intended tax benefits to be conferred on such Shareholders by such Alternative Transaction.

2.   Agreement to Tender

     This agreement when signed and delivered by each Seller to the Offeror will constitute the agreement of each Seller, among other things, (i) to irrevocably accept the Offer, (ii) validly to tender and cause to be tendered and to cause all acts and things to be done to tender the Subject Shares (including exercising all In-the-Money Options) beneficially owned by such Seller under the Offer on the terms and conditions set out herein; and (iii) to surrender all Options that are not In-the-Money Options in exchange for options to purchase BCE Shares based on the Share Exchange Ratio and to enter into such agreements as the Offeror may reasonably request to evidence same.

     Each Seller agrees that if the Offeror makes the Offer on or prior to the Termination Date (as defined in subsection 7(a)) containing no material conditions other than the conditions set out in Schedule B, such Seller shall forthwith thereafter and in any event not later than the close of business on the fifth business day following the Mailing Date, deposit or cause to be deposited all of the Subject Shares in accordance with the terms of the Offer, and deposit or cause to be deposited any Common Shares acquired upon exercise of options after the date hereof and prior to the Expiry Time of the Offer, and thereafter such Seller shall not withdraw or permit such shares to be withdrawn from the Offer. The Offeror will take up and pay for the Subject Shares deposited under the Offer in accordance with the terms of the Offer within the periods required by law and upon the conditions of the Offer having been satisfied or waived. Subject to subsection 7(b), if the Subject Shares have not been taken up and paid for by the Offeror prior to the close of business on the 120th day following the Mailing Date, then each Seller may withdraw from the Offer the Subject Shares held by such Seller and, if such Subject Shares are then withdrawn from the Offer, this agreement shall be terminated in respect of such Seller and shall be of no further force or effect in respect of such Seller, but this agreement shall continue in full force and effect with respect to all the Sellers who do not withdraw their Subject Shares.

     To the extent that any Seller shall not have complied with the preceding two paragraphs (or, if applicable, the provisions of the following paragraph) with respect to any Subject Shares, the Offeror shall have, in addition to any other remedies it may have, the option to acquire all of such Subject Shares


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                                     - 5 -

for the Consideration for each Subject Share for which such option is exercised. Such option may be exercised by the Offeror for a period of 90 days following the Expiry Time.

     For greater certainty, for the purposes of this agreement, the term "Subject Shares" shall refer to all the Common Shares which the Sellers are required to tender under the Offer pursuant to the terms of this agreement, as well as all shares or other securities which the Subject Shares may be converted into, exchanged for or otherwise changed into pursuant to any transaction involving the Company prior to the acquisition of the Subject Shares by the Offeror, and shall also include any and all distributions of cash, securities or other property made on such shares on or after the date hereof, excluding quarterly dividends paid by the Company in the ordinary course and consistent with past practice. If any Seller is entitled to and chooses to make the Holdco Election, compliance with the requirements of the Holdco Election, including the entering into of a Holdco Agreement, shall be deemed to satisfy such Seller's obligation to tender the Subject Shares held by such Seller under the Offer as herein provided for.

3.   Other Conditions to Making the Offer

     The Offeror shall not be required to make the Offer unless:

     (a) the Offeror shall have determined prior to March 14, 2000, acting reasonably, that the Offer would not have an impact on the grant of a favourable tax ruling with respect to the Nortel Transaction;

     (b) (i) the Company shall have entered into an agreement with the Offeror on terms and conditions satisfactory to the Offeror providing for the support of the Offer by the Company and its Board of Directors, a prohibition on the solicitation of competing proposals and the payment of customary break-up fees in specified circumstances (the "Support Agreement") and (ii) the Support Agreement shall not have been terminated;

     (c) no circumstance, fact, change, event or occurrence caused by a person other than BCE or any of its affiliates shall have occurred that would render it impossible for one or more conditions set out on Schedule B hereto to be satisfied; and

     (d) no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking up or paying for any Common Shares to be deposited under the Offer.

     The foregoing conditions are for the sole benefit of the Offeror and may be waived by it in whole or in part in its sole discretion.


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                                     - 6 -

4.   Covenants of the Sellers

     (a) Each Seller agrees that, during the period commencing on the date hereof and continuing until the earlier of (i) the Termination Date and (ii) the Expiry Time:

          (i) except to the extent permitted hereunder, it will not take any act, directly or indirectly, which may in any way adversely affect the success of the Offer or the purchase of any Common Shares under the Offer, but, subject to section 9 or unless such a vote would be contrary to other provisions of this agreement, otherwise may continue to vote its Subject Shares as it sees fit;

         (ii) it will immediately cease and cause to be terminated any existing discussions with any parties (other than BCE) with respect to any Acquisition Proposal (as defined below); and

        (iii) it will not directly or indirectly, make, solicit, initiate or encourage inquiries from or submission of proposals or offers from any other person, corporation, partnership or other business organization whatsoever (including any of its officers or employees) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion of the assets of, or any equity interest (including Common Shares) in, the Company or any of its subsidiaries or other similar transaction or business combination involving the Company or any of its subsidiaries (any such proposal or offer, an "Acquisition Proposal"), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

provided, however, that the foregoing shall not prevent a Seller who is a member of the Board of Directors of the Company (the "Board of Directors") from responding in his capacity as a director to any bona fide written Acquisition Proposal made by a third party to the Company or the Board of Directors after the date hereof, providing information to such third party or taking any action referred to in (i) above in his capacity as a director of the Company if, acting in good faith and upon the advice of the legal and financial advisors of the Board of Directors where appropriate, the failure to do so would be inconsistent with such Seller's fiduciary duties as a member of the Board of Directors. For greater certainty, each such Seller acknowledges that the proviso to this subsection 4(a) shall not affect such Seller's obligation to tender (and not withdraw) the Subject Shares to the Offer pursuant to the terms and conditions of this agreement.

     If any Seller receives any Acquisition Proposal or any inquiry concerning an Acquisition Proposal (including an offer or invitation to enter into discussions), such Seller will promptly notify the


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                                     - 7 -

Offeror in writing and provide to the Offeror all relevant details relating thereto, including, without limitation, the price proposed to be paid in connection with such Acquisition Proposal and the form of consideration to be paid; provided, however, that no Seller shall be required to disclose to the Offeror any such Acquisition Proposal or any matter relating thereto if such Acquisition Proposal was made to the Company or its Board of Directors and such Seller was informed of such Acquisition Proposal in his or her capacity as a member of the Board of Directors and, acting in good faith and upon the advice of the legal and financial advisors of the Board of Directors where appropriate, disclosure thereof by such Seller to the Offeror would be inconsistent with such Seller's fiduciary duties as a member of the Board of Directors.

     (b) Each Seller agrees that during the period commencing on the date hereof and continuing until the earlier of (i) the Termination Date and (ii) the Expiry Time:

          (i) it will use its reasonable best efforts in its capacity as a shareholder, and, if applicable, as a director subject to his fiduciary duties, to ensure that the business and affairs of the Company and its subsidiaries are operated in the ordinary course in substantially the same manner as conducted prior to the date hereof; and

         (ii) it shall not sell, transfer or encumber in any way any Subject Shares or Options owned by it or relinquish or modify its right to vote any Subject Shares or any other securities of the Company.

     (c) Each Seller agrees that, except as required by applicable law, such Seller will not prior to the public announcement by the Offeror of the terms of the Offer, directly or indirectly, disclose to any person, firm or corporation the existence of the terms and conditions of this agreement, or the possibility of the Offer being made or any terms or conditions or other information concerning any possible offer to be made for the Common Shares.

     (d) Charles Sirois agrees that, immediately prior to the Public Announcement, he shall resign as Chief Executive Officer of the Company and shall cause the agreement (the "Sirois Agreement") dated March 18, 1992 between the Company and Gestion Charles Sirois Inc. to be terminated. Each Seller covenants and agrees to use their reasonable best efforts to cause Jean C. Monty to be appointed as Chairman of the Board of Directors and to have Paolo Guidi and Christina Gold appointed as co-Chief Executive Officers of the Company upon Charles Sirois' resignation.

     (e) The Sirois Group covenants and agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to obtain the discharge of any and all Encumbrances (as such term is defined below) (including those disclosed to BCE) so that the Subject Shares will be free and clear of any and all Encumbrances upon the acquisition thereof by the Offeror.

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                                     - 8 -

     (f) Upon the purchase by the Offeror of the Subject Shares, the Sirois Group acknowledges that BCE shall be entitled to designate all members of the Board of Directors currently designated as Teleglobe Directors (as defined in the articles of the Company), and any committees thereof and each Seller shall, upon request by BCE, but subject to applicable law, promptly use its best efforts to (i) expand the Board of Directors, (ii) secure the resignations of such number of directors, (iii) cause the Teleglobe Directors to nominate as directors of the Company and/or (iv) take all other action (including voting as directors of the Company), in each case as is necessary to enable BCE's designees to be elected or appointed to the Board of Directors and to cause BCE's designees to be so elected or appointed.

5.   Representations and Warranties of Each Seller

     Each Seller by its acceptance hereof represents and warrants as follows and acknowledges that the Offeror is relying upon such representations and warranties in connection with entering into this agreement and the purchase by the Offeror of the Subject Shares:

     (a) such Seller is the beneficial owner of the Subject Shares and Options listed on Schedule A thereto beside such Seller's name and such Seller is the registered owner of such Subject Shares and Options (or the nominee of such Seller identified in Schedule A) or will become the registered owner of such Subject Shares not later than the time at which they are tendered to the Offer;

     (b) except as disclosed in writing to BCE, (i) such Seller has the sole right to sell and vote (to the extent permitted by the attributes of such shares or pursuant to applicable law, regulation or policy) all the Subject Shares held by such Seller and (ii) all the Subject Shares and Options held by such Seller are now, and at the time at which the Offeror takes up and pays for the Subject Shares will be, beneficially owned by such Seller with a good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands of any nature or kind whatsoever (collectively, "Encumbrances") and are and will be issued and outstanding as fully paid and non-assessable shares in the capital of the Company. To the extent that any Subject Shares are subject to Encumbrances, the Seller is not in breach of any covenant, term or condition of any agreement or instrument pursuant to which such Encumbrance was created or granted;

     (c) except as disclosed in writing to BCE, no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Seller of any of the Subject Shares or Options owned by such Seller or any interest therein or right thereto, except the Offeror pursuant hereto;


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                                     - 9 -

     (d) except as disclosed in writing to BCE, none of the execution and delivery by such Seller of this agreement or the completion of the transactions contemplated hereby or the compliance by such Seller with such Seller's obligations hereunder will result in a breach of:
          (i) if such Seller is a corporation, the constating documents of such Seller; or (ii) any agreement or instrument to which such Seller is a party or by which such Seller or any of such Seller's property or assets are bound;

     (e) if a corporation, such Seller is a validly subsisting corporation and has all necessary corporate power and authority to execute and deliver the agreement resulting from its acceptance hereof and to perform its obligations hereunder;

     (f) this agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

     (g) (i) the only securities of the Company beneficially owned, directly or indirectly, by such Seller are the Subject Shares and Options listed on Schedule A hereto beside such Seller's name and, in the case of Telesystem Telecom Ltd., the 3,063,072 common shares of the Company pledged to secure the obligations of Telesystem Telecom Ltd. under exchangeable debentures issued November 18, 1992 to Ontario Teachers' Pension Plan Board, (ii) except for the Options listed on Schedule A hereto, such Seller has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by such Seller or transfer to such Seller of additional securities of the Company and (iii) such Seller will not purchase other than as permitted hereunder or obtain any agreement or right to purchase any additional securities of the Company from and including the date hereof up to and including the time at which the Offeror takes up and pays for the Subject Shares;

     (h) such Seller has no claim against the Company or any of its subsidiaries at the date of this agreement and will not have any claim against the Company or any of its subsidiaries by reason of the entering into of this agreement, the completion of the Offer or the completion of the Alternative Transactions; provided however that the foregoing shall not prejudice the rights of such Seller under this agreement, the Offer, the Alternative Transactions or the service agreement dated March 18, 1992 between the Company and Gestion Charles Sirois Inc. (except that Charles Sirois has waived his right to receive options on 400,000 common shares of the Company) and true and complete copies of the Sirois Agreement have been provided to BCE prior to the date hereof;


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                                    - 10 -

     (i) (i) such Seller has full knowledge of and access to information concerning the Company and its securities such that the underlying value of the Company was a material factor considered by such Seller in entering into this agreement, (ii) in agreeing to the price to be paid pursuant to the Offer, there are no non-financial factors or factors peculiar to such Seller which have been considered relevant to such Seller in assessing such price or that had the effect of reducing the price that would otherwise have been considered acceptable to such Seller and (iii) such Seller had no knowledge of any material non-public information in respect of the Company or the Common Shares which was not disclosed generally and that, if disclosed, could reasonably have been expected to affect the consideration payable under this agreement; and

     (j) except for Lehman Brothers and RBC Dominion Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the Seller.

6.   Representations, Warranties and Covenants of BCE

     (a) BCE represents and warrants as follows and acknowledges that each Seller is relying upon such representations and warranties in connection with the sale to the Offeror of the Subject Shares:

          (i) BCE is a validly subsisting corporation incorporated under the laws of Canada and, subject to approval of this agreement and the Offer by its Board of Directors, has all necessary corporate power and authority to execute and deliver this agreement and to purchase the Subject Shares and to perform its obligations hereunder;

         (ii) this agreement has been duly executed and delivered by and on behalf of BCE and constitutes a valid and binding obligation of BCE enforceable against BCE in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

        (iii) documents or information filed by BCE under applicable securities laws since and including January 1, 1999 to and including the date hereof, including the annual report to shareholders and annual information form of BCE, in each case, for the fiscal year ended December 31, 1998, (collectively, the "BCE Public Documents"), did not, as of their respective dates, contain any untrue statement of a material fact relating to BCE and its subsidiaries and their respective businesses

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                                    - 11 -

               or omit to state a material fact required to be stated therein or necessary to make the statements relating to BCE and its subsidiaries and their respective businesses therein, in light of the circumstances under which they were made, not misleading; and

         (iv) except as disclosed in the BCE Public Documents, since January 1, 1999 to and including the date hereof: (a) BCE and its subsidiaries have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a material adverse effect on the business, operations (including results of operations), assets, properties or condition (financial or otherwise) of BCE and its subsidiaries taken as a whole (a "BCE Material Adverse Effect"), has been incurred; and (c) there has not been any event which has had or is reasonably likely to have a BCE Material Adverse Effect.

     (b) BCE covenants and agrees that it will, as soon as reasonably practicable following the entering into of the Support Agreement with the Company, actively and diligently pursue all regulatory and other approvals and consents necessary to consummate the Offer and, in conjunction with the Company, to use reasonable commercial efforts to make as soon as reasonably practicable following the date hereof all necessary registrations and filings to obtain same.

7.   Termination Date; Extensions

     (a) Subject to Section 9 hereof, if the Offer has not been made by the Offeror on or before the date contemplated by section 1(d) hereof (the "Termination Date"), this agreement shall terminate without further obligation of the parties hereunder; provided, however, that any such termination shall not prejudice the rights of a party as a result of a breach by any other party of its obligations hereunder.

     (b) Notwithstanding any other provision of this agreement, if any action to be taken hereunder (including the taking up of Common Shares under the Offer) is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction or (ii) any regulatory waiver, consent or approval which is necessary to the taking of such action not having been obtained, then provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the time stipulated herein for the taking of such action shall be automatically extended for a period ending on the earlier of (i) May 31, 2001 and (ii) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable.

8.   Further Assurances

     Subject to the terms and conditions herein, each of the Sellers and BCE agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this agreement and the Offer, including using commercially reasonable efforts (i) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this agreement or the Offer; (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the parties' ability to consummate the transactions contemplated hereby or by the Offer; and (iii) to fulfill all conditions and satisfy all provisions of this agreement and the Offer.

9.   Change in Nature of Transaction

     (a) The Offeror and the Sellers have determined that it is necessary and desirable to proceed with alternative forms of transactions (the "Alternative Transactions") whereby the Offeror (or an affiliate of the Offeror) is effectively to acquire Common Shares on economic terms which, in relation to the holders of Common Shares, are at least equivalent to the Offer (including from a tax perspective). The description of the steps of the Alternative Transactions and related matters are set out in Schedule D attached hereto. Each Seller agrees to support the completion of the Alternative Transactions as specified in Schedule D.

     (b) In the event of any proposed Alternative Transaction, the references in this agreement to the Offer shall be deemed to refer to such Alternative Transaction and all terms, covenants, representations and warranties of this agreement shall be and shall be deemed to have been made in the context of such Alternative Transaction, mutatis mutandis.

10.  General

     (a) The Offeror acknowledges and agrees that the covenants, representations and warranties of each Seller made in this agreement are made by such Seller solely in such Seller's capacity as a holder of Subject Shares and Options, and not, to the extent applicable, in such Seller's capacity as an officer, director or employee of the Company unless otherwise expressly provided for.

     (b) Each Seller hereby agrees that it shall be jointly and severally liable to the Offeror for the non-performance or breach by the other Sellers of the covenants, representations and warranties of the other Sellers provided hereunder. For greater certainty, the failure of any Seller to comply with such Seller's obligations hereunder, or the inaccuracy of any representation or warranty made by any Seller, shall not in any way relieve any other Seller who is in compliance with such Seller's obligations hereunder.

     (c) The agreement contemplated by acceptance of this letter shall become effective in respect of each Seller upon its execution and delivery by such Seller.

     (d) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication to, in the case of any Seller, the address and/or facsimile of the Seller as shown on Schedule A, and, in the case of the Offeror, Bureau 3700, 1000, rue de la Gauchetiere Ouest, Montreal, Quebec H3B 4Y7, Attention: Chief Legal Officer, Facsimile: (514) 870-4877 (with a facsimile copy to Davies, Ward & Beck, Attention: J-P. Bisnaire, Facsimile: (416) 863-0871) or such other address as may be designated in writing hereafter, in the same manner, by such person. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next business day.

     (e) This agreement sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory, between the Sellers and the Offeror other than as expressly set forth in this agreement. This agreement and the rights hereunder are not transferable or assignable by any Seller or the Offeror without the prior written consent of the other except that the Offeror may assign its rights and obligations under this agreement to any of its affiliates, but no such assignment shall relieve the Offeror of its obligations hereunder.

     (f) The representations and warranties set forth in this agreement shall survive the purchase of the Subject Shares and, notwithstanding such purchase, shall continue in full force and effect for the benefit of the party to whom such representations and warranties are given.

     (g) If any provision of this agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

     (h) This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Quebec and the parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Quebec.

     (i) Time shall be of the essence of this agreement.

     (j) This agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

     (k) Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify the other parties from and against any and all claims for "finders" or "agency" fees relating to the transactions contemplated hereby.

     (l) The parties hereto have expressly requested that this agreement and the schedules thereto be drafted in the English language. Les parties a la presente ont expressement demande que cette entente ainsi que les cedules s'y rattachant soient redigees dans la langue anglaise.

                                   ---------

     If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to BCE the enclosed duplicate original of this agreement by facsimile or otherwise by no later than 5:00 p.m. (Montreal time) on February 15, 2000, failing which this offer shall be null and void.

                                             BCE INC.


                                             by
                                               --------------------------------

Irrevocably accepted and agreed to this 15th day of February, 2000.

WITNESS:                                )
                                        )
                                        )
                                        )    ----------------------------------
                                        )    CHARLES SIROIS


                                             TELESYSTEM TELECOM LTD.


                                             By
                                               --------------------------------
                                               Charles Sirois

                                  SCHEDULE A

                                Number of               Number of Common
Name of Seller                Common Shares            Shares under Option
--------------                -------------            -------------------

1. Telesystem Telecom Ltd.       19,566,894                    Nil
   Suite 2500
   1000, rue de la
   Gauchetiere Ouest,
   Montreal, Quebec
   H3B 4W5

2. Charles Sirois                   Nil                      575,172
   Suite 2500
   1000, rue de la
   Gauchetiere Ouest,
   Montreal, Quebec
   H3B 4W5

The persons identified above are collectively referred to as the "Sirois Group".

                                  SCHEDULE B

                            CONDITIONS OF THE OFFER


     Notwithstanding any other provision of the agreement to which this schedule is attached, the Offeror shall have the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

     (a) all requisite regulatory approvals, reviews or decisions (including, without limitation, those of any stock exchanges or securities or other regulatory authorities) to the consummation of the Offer shall have been obtained or concluded on terms satisfactory to the Offeror, acting reasonably;

     (b) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

          (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or any of them or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or any of them; or

          (B) which, if the Offer were consummated, (x) would require the Company or any of its subsidiaries to dispose of a material asset, impose material limitations or conditions on the business or operations of the Company and its subsidiaries, or impose material fines or penalties on the Company or any of its subsidiaries and (y) such disposition, limitations, fines or penalties would reasonably be expected to have a Company Material Adverse Effect or a BCE Material Adverse Effect;

     (c) either (i) the Commissioner under the Competition Act (Canada) shall have issued an advance ruling certificate ("ARC") under section 102 of the Competition Act in respect of the Offer and shall not have subsequently withdrawn or purported to have withdrawn such ARC prior to the Offeror's acquisition of Common Shares pursuant to the Offer or have stated or otherwise indicated that he has obtained new information as a result of which he is no longer satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the Offers; or (ii) the applicable waiting period under section 123 of the Competition Act shall have expired, and the Competition Commissioner or his authorized representative shall have advised the Offeror (on terms and in a form satisfactory to the Offeror) that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the Offer and neither the Commissioner nor any of his representatives shall have rescinded or amended such advice;

     (d) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and under any other applicable foreign competition laws, shall have expired;

     (e) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any Common Shares deposited under the Offer;

     (f) there shall not exist and shall not have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any change that has a Company Material Adverse Effect (as such term is defined in the Support Agreement) which results, directly or indirectly, from:

          (i) any act or action taken or not taken by the Company at or prior to the entering into of the Support Agreement; or

          (ii) any act or action taken or not taken by the Company which has been approved by the Board of Directors in circumstances where the BCE nominees to the Board of Directors have voted against;

     (g) the Offeror shall not have become aware of any untrue statement of a material fact in the Company Public Documents (as such term is defined in the Support Agreement), or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading therein the light of the circumstances in which it was made, in either case that is adverse to the Company; and

     (h) (i) the Company shall not have breached in any material respect any of its covenants contained in the Support Agreement (other than a breach resulting from any act or action (or act or action not taken) that has been approved by the Chairman of the Board) and (ii) the representations and/or warranties of the Company contained in the Support Agreement shall have been, as at the date made, true and correct or, if not already qualified by a materiality concept, true and correct in all material respects.

     The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time, regardless of the circumstances giving rise to such assertion, including any action or inaction by the Offeror. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in the conditions to the Offer will be final and binding upon all parties.

                                  SCHEDULE C

                         PROVISIONS TO BE INCLUDED IN
                     HOLDCO AGREEMENT, WITHOUT LIMITATION

1.   Representations and Warranties of Holdco and the Holdco Shareholders

     Holdco and each of the Holdco Shareholders hereby jointly and severally represent and warrant to the Offeror as follows and hereby acknowledge and confirm that the Offeror is relying on such representations and warranties in connection with the purchase by the Offeror of the Holdco Shares:

     (a) the Common Shares which are being tendered to the Offer have been held directly since [date to be inserted] by Holdco;

     (b) the execution and delivery of this Holdco Agreement by the Holdco Shareholders and Holdco and the completion by the Holdco Shareholders and Holdco of the transactions contemplated hereby:

     (i) will not conflict with, result in the breach of or constitute a default under the articles, by-laws or resolutions of Holdco or any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral (a "Contract") to which the Holdco Shareholders or Holdco is a party; and

     (ii) do not and will not violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree binding upon the Holdco Shareholders or Holdco;

     (c) each of the Holdco Shareholders and Holdco is a resident of Canada for the purposes of the Canadian Tax Act or if any Holdco Shareholder is not a resident of Canada for such purposes, either: (i) such Holdco Shareholder has provided a certificate pursuant to section 116 of the Canadian Tax Act in respect of the sale by such Holdco Shareholder of the Holdco Shares being tendered to the Offer by such Holdco Shareholder with a certificate limit that is not less than the value of the consideration payable by the Offeror to such Holdco Shareholder pursuant to the Offer; or (ii) such Holdco Shareholder acknowledges that the Offeror shall be permitted to withhold from the amount payable to such Holdco Shareholder pursuant to the Offer any amount required to be remitted by the Offeror pursuant to section 116 of the Canadian Tax Act or pursuant to applicable tax laws of any other jurisdiction;

     (d) this Holdco Agreement has been duly executed and delivered by each of the Holdco Shareholders and Holdco and is a valid and binding obligation of each of the Holdco Shareholders and Holdco enforceable against each of the Holdco Shareholders and Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and provided that equitable remedies will only be awarded in the discretion of a court of competent jurisdiction;

     (e) all of the Holdco Shares are registered in the name of, and beneficially owned by, not more than five Holdco Shareholders free and clear of all liens, charges, encumbrances, claims and equities (collectively, "Liens");

     (f) no person has any Contract, warrant or option or any right capable of becoming a Contract, warrant or option for the purchase from any of the Holdco Shareholders of any of the Holdco Shares or from Holdco of any shares or other securities of Holdco or of any of the Common Shares held by Holdco;

     (g) the Holdco Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Holdco and are the only issued and outstanding shares in the capital of Holdco;

     (h) Holdco is a corporation duly incorporated on or after February 1, 2000 and duly organized and validly existing under the laws of Canada;

     (i) Holdco is the beneficial and registered holder of Common Shares (the "Subject Shares") all of which are held by Holdco free and clear of all Liens;

     (j) Holdco owns or holds no property or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares and Holdco carries on no active business;

     (k) Holdco has no obligations, liabilities (whether actual or contingent) or indebtedness to any person, including without limitation any liabilities in respect of federal or provincial income, corporate, goods and services, harmonized sales, sales, excise, employer health or any other taxes, duties or imposts of any nature or kind whatsoever, or in respect of any judgments, orders, fines, interest, penalties, awards or decrees of any court, tribunal or governmental, administrative or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign;

     (l) Holdco has no subsidiaries and is not bound by any Contract to acquire or lease in any manner any shares or assets of any nature or kind whatsoever;

     (m) Holdco does not have, and has never had, any employees and its directors and officers receive no remuneration or compensation from Holdco;

     (n) Holdco is not a party to any Contract of any nature or kind whatsoever except for the Contract with the Seller pursuant to which Holdco acquired the Subject Shares (a true and complete copy of which has been provided to the Offeror);

     (o) there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Holdco or the Holdco Shareholders, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign, that would adversely affect in any manner the ability of Holdco and the Holdco Shareholders to enter into this Holdco Agreement and perform their obligations hereunder;

     (p) there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Holdco, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign;

     (q) Holdco is in full compliance with all laws, rules or regulations to which Holdco or the Subject Shares may be subject;

     (r) the books and records of Holdco fairly and correctly set out and disclose in all respects, in accordance with generally accepted accounting principles in Canada consistently applied, the financial position of Holdco as of the date hereof and all financial transactions of Holdco have been accurately recorded in such books and records;

     (s) the corporate records and minute books of Holdco contain complete and accurate minutes of all meetings of the directors and shareholders of Holdco held since its incorporation and all such meetings were duly called and held and the share certificate books, register of shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate;

     (t) the Holdco Shareholders acknowledge that where there is more than one Holdco Shareholder, no Holdco Shareholder shall be entitled to withdraw any Holdco Shares tendered to the Offer unless the notice of withdrawal is duly executed by all of the Holdco Shareholders in respect of all outstanding Holdco Shares and such Holdco Shares are otherwise withdrawn in compliance with all provisions of the Offer relating to withdrawals.

2.   Covenants

     Holdco Documents. The Holdco Shareholders and Holdco shall forthwith make available to the Offeror and its authorized representatives all minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books or records, documents, information or data relating to Holdco (collectively the "Holdco Documents"). At the time of closing, all of the Holdco Documents shall be delivered to the Offeror by the Seller and Holdco.

3.   Indemnification

     (a) Obligations to Indemnify. Each of the Seller, the Holdco Shareholders and Holdco agrees to indemnify and save harmless the Offeror and, unless BCE is the Offeror, BCE from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively "Losses") suffered or incurred by the Offeror as a result of or arising directly or indirectly out of or in connection with any breach by the Seller, the Holdco Shareholders or Holdco of any representation, warranty, obligation or covenant of the Seller, the Holdco Shareholders or Holdco contained in this Holdco Agreement. The Offeror agrees to indemnify and save harmless the Seller from all Losses suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in connection with any breach by the Offeror of any representation, warranty, obligation or covenant of the Offeror contained in this Holdco Agreement.

     (b) Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Holdco Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting directly from the Indemnified Party's failure to give such notice on a timely basis.

     (c) Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

     (d) Third Party Claims. With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Party, to contest, settle or pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; provided, however, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to assume such control, the Indemnifying Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

     (e) Payment and Cooperation. The Indemnifying Party shall pay to the Indemnified Party all amounts for which the Indemnifying Party is liable pursuant to this section promptly after the Indemnified Party incurs the Loss in respect of which such liability arises. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

     (f) Tax Effect. If any payment received by an Indemnified Party hereunder (an "Indemnity Payment") would constitute income for tax purposes to such Indemnified Party, the Indemnifying Party shall pay a Tax Gross Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. The amount of any Loss for which indemnification is provided shall be adjusted to take into account any tax benefit realized by the Indemnified Party or any of its affiliates by reason of the Loss for which indemnification is so provided or the circumstances giving rise to such Loss. For purposes of this paragraph (f), any tax benefit shall be taken into account at such time as it is received by the Indemnified Party or its affiliate. Notwithstanding the foregoing provisions of this paragraph (f), if an Indemnity Payment is included in the Indemnified Party's income pursuant to paragraph 12(1)(x) of the Canadian Tax Act (or an equivalent provision of any relevant provincial legislation), the Indemnified Party covenants and agrees to make an election pursuant to subsection 12(2.2) of the Canadian Tax Act (and the equivalent provision of any applicable provincial legislation) with respect to the Indemnity Payment to the maximum extent possible such that the amount of the Indemnity Payment included in the Indemnified Party's income for tax purposes is minimized or eliminated. For purposes of this paragraph
(f), "Tax Gross Up" shall mean, with respect to any Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after tax position as it would have been in had such Indemnity Payment been received tax free; and "Calculation Method" with respect to the calculation of any Tax Gross Up on any Indemnity Payments, shall mean that such Tax Gross Up shall be calculated by using the combined federal and provincial income tax rate applicable to the Indemnified Party and, except as provided in this paragraph (f), without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment.

                                  SCHEDULE D

                   ALTERNATIVE TRANSACTION/ALTERNATIVE OFFER

Plan of Arrangement

     The Offeror acknowledges and agrees that it is the intention of the parties that the acquisition of Common Shares by the Offeror (the "Acquisition") be effected in a manner that permits both Canadian and United States Shareholders to dispose of their Common Shares on a tax-deferred rollover basis (a "Tax Deferred Basis"). In order to achieve the foregoing objective, it is proposed that the Acquisition be effected pursuant to a Plan of Arrangement (the "Plan of Arrangement") under section 192 of the Canada Business Corporations Act ("CBCA") in a manner to permit Shareholders to obtain a rollover for Canadian income tax purposes under section 85.1, or, where the Shareholder elects, under section 85, of the Income Tax Act (Canada) (the "Canadian Income Tax Act") and any applicable provincial tax legislation (collectively, "Canadian Income Tax Legislation") and to permit Shareholders to obtain a tax-free rollover for United States tax purposes pursuant to section 368(a)(1)(B) of the United States Internal Revenue Code. The Offeror and the Sirois Group agree to cooperate to consummate the Plan of Arrangement on a Tax Deferred Basis for Canadian tax purposes.

Proposed Steps

     Pursuant to the Plan of Arrangement, the following steps would be undertaken:

1. The common shares of the Company would be reorganized whereby Bell Canada would exchange a portion of its common shares for a new class of fully participating subordinate voting shares ("Subordinate Voting Shares") representing a 3.5% equity interest carrying a one-tenth vote per share so that Bell Canada and all other affiliates of BCE, together with the Third Series Preferred Shares, hold less than 20% of the voting power attaching to shares of the Company.

2. The Third Series Preferred Shares would be amended to add a one-tenth vote per share.

3. All outstanding Common Shares (other than common shares and Subordinate Voting Shares owned by Bell Canada) would be exchanged for BCE Shares at the Share Exchange Ratio.

4. The Holdco Election would only be available to Canadian Shareholders of the Company if the making of the Holdco Election by any such Shareholders would not adversely impact the tax consequences to United States Shareholders or to the Offeror (other than in respect of the effect on the Offeror of the difference in tax treatment in respect of section 85 or section 85.1 of the Canadian Income Tax Act and other Canadian Income Tax Legislation) under the Plan of Arrangement.

5. The BCE Shares will be issued to United States Shareholders pursuant to the provisions of section 3(a)(10) of the United States Securities Act of 1933, as amended.

Shareholder Votes

1. A special meeting (the "Special Meeting") of the holders of common shares and Third Series Preferred Shares would be held to vote on the Plan of Arrangement. Subject to the terms and conditions of this agreement, each Seller agrees (i) to vote in favour of the Plan of Arrangement, (ii) deliver to the Offeror no later than ten days prior to the date of the meeting a duly executed proxy, which proxy shall be irrevocable, in favour of the Offeror voting in favour of the Alternative Transaction, and (iii) not to exercise any rights of dissent provided under section 190 of the CBCA in connection with the Plan of Arrangement.

2. The Interim Order obtained from the Court would provide that in order for the Plan of Arrangement to proceed, the Plan of Arrangement must (i) be approved by two-thirds of the votes cast by the holders of common shares present or represented by proxy at the Special Meeting, including Common Shares held by BCE and its affiliates, and (ii) receive minority approval as required by relevant Canadian securities rules or policies, which would exclude, among others, votes cast by BCE and its affiliates.

3. The Interim Order would provide only that a vote of the Third Series Preferred Shares be held at the Special Meeting, not that the Plan of Arrangement must be approved by the Third Series Preferred Shares.

Court Approval

o The Plan of Arrangement would be implemented following the grant by the Court of a Final Order under section 192 of the CBCA.

o Assuming the Plan of Arrangement is approved by the requisite votes of the common shares (including minority approval), but the Plan of Arrangement does not receive a favourable vote of the holders of the Third Series Preferred Shares, the Court would be asked in the Final Order to approve all steps of the Plan of Arrangement in any event.

Alternative Offer

     (a) In the event that (i) the Troutt Group determines, acting in good faith and based on third party tax advice, that the Plan of Arrangement may not be effected on a Tax Deferred Basis for United States income tax purposes, (ii) the Sirois Group determines, acting in good faith and based on third party tax advice, that the Plan of Arrangement may not be effected on a Tax Deferred Basis for Canadian income tax purposes, or (iii) the Plan of Arrangement is not approved by the requisite votes of the common shares

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                                     - 3 -

or the Court does not grant the Final Order, the Acquisition would then be made by way of an offer (the "Alternative Offer") made by BCE and/or a direct or indirect wholly-owned subsidiary of BCE (collectively, the "Offeror") to the holders of any and all of the outstanding Common Shares to acquire all of the outstanding Common Shares on the basis of, for each Common Share, that portion (the "Alternative Share Exchange Ratio") determined as follows:

     (i) in the event the closing of the Nortel Transaction occurs prior to the First Take-Up Date, Cdn.$0.25 plus that portion of a BCE Share (expressed to three decimal places with amounts less than 0.0005 being rounded down and amounts equal to or greater than 0.0005 being rounded up, in each case to the nearest one-thousandth of a BCE Share) as is equal to the ratio obtained by dividing (A) Cdn.$48.16 (being Cdn.$48.41 less Cdn.$0.25) by (B) the BCE Weighted Average Trading Price; and

     (ii) in the event the closing of the Nortel Transaction has not been completed or is terminated prior to the First Take-Up Date, Cdn.$0.25 plus 0.299 of a BCE Share per Common Share.

     (b) The Alternative Share Exchange Ratio specified in paragraph (a)(i) above shall be subject to a minimum of 0.85 of a BCE Share per Common Share and a maximum of 0.97 of a BCE Share per Common Share.

     (c) Shareholders may elect to receive cash in lieu of BCE Shares for up to 20% of their consideration for all or part of their Common Shares based upon the BCE Weighted Average Trading Price.

     (d) The Offeror agrees to execute and jointly file with each Shareholder who so requests an election pursuant to section 85 of the Canadian Income Tax Act and other Canadian Income Tax Legislation in which election such Shareholder will be entitled to elect the amount which shall be such Shareholder's proceeds of disposition and the Offeror's cost of the Common Shares exchanged for BCE Shares, provided such amount is within the limits prescribed by Canadian Income Tax Legislation and provided that such Shareholder shall be responsible for preparing the appropriate tax election form and providing the Offeror with a letter representing to the Offeror that such Shareholder either (i) is a resident of Canada for purposes of the Canadian Income Tax Legislation and is not exempt from tax or (ii) is a non-resident of Canada, the Common Shares are taxable Canadian property to such Shareholder and the Shareholder is not exempt from Canadian tax on any gain such Shareholder would realize on a disposition of the Common Shares. Such Shareholder shall provide the Offeror with the completed election form no later than January 15, 2001. The Offeror will execute any completed election form received and return such form by mail to the Shareholder within 30 days of receipt thereof. The Shareholder shall be solely responsible for filing the form with the appropriate tax authority.

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                                     - 4 -

     (e) The Alternative Offer would be made within 15 days following the earliest of (i) the date of the Special Meeting, if the holders of common shares fail to approve the Plan of Arrangement, (ii) the date of the court hearing on the Final Order, if the Final Order approving the Plan of Arrangement is not obtained or (iii) a determination referred to in paragraph
(a) being made by the Sellers.

     (f) The Alternative Offer would not be subject to a minimum tender condition.

     (g) The Alternative Offer would contain the conditions contemplated by Schedule B and otherwise be in conformity, mutatis mutandis, with the provisions of this agreement.

     (h) For certainty, Shareholders would be entitled to make the Holdco Election under the Alternative Offer and the Offeror agrees to execute and file the tax election contemplated by paragraph (d) above in respect of any such Holdco Election.